CERTIFICATE OF DESIGNATION OF THE RELATIVE RIGHTS AND PREFERENCES
OF THE
SERIES C CONVERTIBLE PREFERRED STOCK
OF
DOV PHARMACEUTICAL, INC.

The undersigned, the Chief Executive Officer of DOV Pharmaceutical, Inc., a Delaware corporation (the “Company”), in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, does hereby certify that, pursuant to the authority conferred upon the Company’s board of directors (the “Board of Directors”) by the Company’s certificate of incorporation, as amended, (the “Certificate of Incorporation”), and in the case of a committee of the Board of Directors (the “Committee”), by the Certificate of Incorporation and by the express resolution of the Board of Directors, the following resolution creating a series of preferred stock, designated as Series C Convertible Preferred Stock, was duly adopted by the Board of Directors on March 5, 2007, as follows:

RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors by Article IV of the Certificate of Incorporation, there hereby is created out of the shares of the Company’s preferred stock, par value $1.00 per share (the “Preferred Stock”), a series of Preferred Stock of the Company, to be named “Series C Preferred Stock,” consisting of four hundred-sixty thousand (460,000) shares, which series shall have the following designations, powers, preferences and relative and other special rights and the following qualifications, limitations and restrictions:

1.	Certain Definitions. As used in this Certificate of Designation, the following terms will have the following respective meanings:

“Authorization Proxy Materials” is defined in Section 6(j)(i)(1) of this Certificate of Designation.

“Board of Directors” is defined in the Preamble.

“Buy-In” is defined in Section 6(b)(v) of this Certificate of Designation.

“Certificate of Designation” means this Certificate of Designation of the Relative Rights and Preferences of the Series C Convertible Preferred Stock of DOV Pharmaceutical, Inc.

“Certificate of Incorporation” is defined in the Preamble.

“Common Stock” is defined in Section 2 of this Certificate of Designation.

“Common Stock Authorization” is defined in Section 6(j)(i)(1) of this Certificate of Designation.

“Company” is defined in the Preamble.

“Conversion Common Stock” means (i) the Common Stock, if the Common Stock Authorization shall have been obtained and (ii) the Substitute Common Stock, if the Common Stock Authorization shall not have been obtained and the Substitute Common Stock Authorization shall have been obtained.

“Conversion Date” is defined in Section 6(c)(i) of this Certificate of Designation.

“Conversion Notice” is defined in Section 6(b)(i) of this Certificate of Designation.

“Conversion Price” is defined in Section 6(d)(iii) of this Certificate of Designation.

“Conversion Ratio” is defined in Section 6(a) of this Certificate of Designation.

“Conversion Rights” is defined in Section 6 of this Certificate of Designation.

“DTC” is defined in Section 6(b)(i) of this Certificate of Designation.

“Equity Securities” is defined in Section 6(d)(ii) of this Certificate of Designation.

“Filing Date” is defined in Section 6(a) of this Certificate of Designation.

“Issuance Date” is defined in Section 6(d)(i) of this Certificate of Designation.

“Issue Price” means, (I) with respect to the issuance of any shares of Common Stock or Substitute Common Stock, the price per share receivable by the Company as consideration therefor and (II) with respect to the issuance of any Equity Securities, the aggregate consideration receivable by the Company in respect thereof, determined in accordance with the following sentence, divided by the total number of shares of Common Stock and Substitute Common Stock issuable, directly or indirectly, upon conversion, exercise or exchange of such Equity Securities. The aggregate consideration receivable in respect of any issuance of Equity Securities shall be (1) the aggregate consideration received by the Company for the issuance of such Equity Securities, plus (2) the aggregate additional consideration, if any, receivable by the Company upon the conversion, exercise or exchange thereof, directly or indirectly, for shares of Common Stock and Substitute Common Stock.

“Junior Stock” is defined in Section 2 of this Certificate of Designation.

“Liquidation Preference Amount” is defined in Section 5(a)(ii) of this Certificate of Designation.

“Mandatory Conversion Date” is defined in Section 6(c)(i) of this Certificate of Designation.

“New Incentive Plan” means an equity incentive plan developed by the Company and a compensation consultant to the Company, as approved by the Company’s Board of Directors and effective within three (3) months of the Issuance Date.

“Organic Change” is defined in Section 6(d)(v) of this Certificate of Designation.

“Preferred Stock” is defined in the Preamble.

“Preferred Stock Certificates” is defined in Section 6(b)(i) of this Certificate of Designation.

“Qualified Financing” means a financing by the Company through the issuance of its equity securities or long term debt securities in which the gross proceeds to the Company are at least $5,000,000.

“SEC” is defined in Section 6(j)(i)(1) of this Certificate of Designation.

“Series C Preferred Stock” is defined in Section 2 of this Certificate of Designation.

“Substitute Common Stock” means a class of stock with rights, powers and preferences substantially the same as the Common Stock, which shall vote with the Common Stock as a single class except as otherwise required by law and which shall participate with the Common Stock on a pari passu basis in any assets of the Company available for distribution to the holders of Common Stock upon any liquidation, dissolution or winding up of the Company, except that shares of such class shall (i) be designated with a designation that distinguishes such shares from shares of Common Stock and any other class or series, (ii) have a par value that is in excess of the par value of the Common Stock, (iii) be automatically convertible into Common Stock at such time as there are authorized a sufficient number of shares of Common Stock such that all then outstanding shares of Substitute Common Stock may be converted in full into Common Stock and (iv) provide that for so long as the any shares of Substitute Common Stock are outstanding, the Company shall not (x) declare or pay any dividend or distribution on the shares of Common Stock, except for dividends and distributions payable solely in shares of Common Stock, or (y) (I) declare or pay any dividend or make any distribution on Common Stock payable in shares of Common Stock, or effect a subdivision or split or a combination, consolidation or reverse split of the outstanding shares of Common Stock into a greater or lesser number of shares of Common Stock, unless a corresponding declaration, payment, subdivision or split or a combination, consolidation or reverse split is made with respect to the Substitute Common Stock or (II) declare or pay any dividend or make any distribution on Substitute Common Stock payable in shares of Substitute Common Stock, or effect a subdivision or split or a combination, consolidation or reverse split of the outstanding shares of Substitute Common Stock into a greater or lesser number of shares of Substitute Common Stock, unless a corresponding declaration, payment, subdivision or split or a combination, consolidation or reverse split is made with respect to the Common Stock.

“Substitute Common Stock Authorization” is defined in Section 6(j)(i)(3) of this Certificate of Designation.

“Transfer Agent” is defined in Section 6(b)(ii) of this Certificate of Designation.

“Trigger Date” is defined in Section 6(j)(i)(2) of this Certificate of Designation.

“Voluntary Conversion” is defined in Section 6(a) of this Certificate of Designation.

“Voluntary Conversion Date” is defined in Section 6(b)(i) of this Certificate of Designation.

“Voting Stock” is defined in Section 6(j)(i)(3) of this Certificate of Designation.

“Warrant Distribution” means that certain distribution (in whatever form effected) to holders of Common Stock of warrants to purchase up to an aggregate of 30,000,000 shares of Common Stock at an exercise price of $0.523 per share, which distribution may be made in a series of one or more transactions in accordance with applicable law.

2.        Designation and Rank. The designation of such series of the Preferred Stock shall be the Series C Convertible Preferred Stock, par value $1.00 per share (the “Series C Preferred Stock”). The maximum number of shares of Series C Preferred Stock shall be four hundred-sixty thousand (460,000) shares. The Series C Preferred Stock shall rank senior to the Company’s common stock, par value $0.0001 per share (the “Common Stock”), and to all other classes and series of equity securities of the Company which by their terms do not rank senior to the Series C Preferred Stock (“Junior Stock”). The Series C Preferred Stock shall be subordinate to and rank junior to all indebtedness of the Company now or hereafter outstanding.

3.        Dividends.

(a)  Except for the Warrant Distribution that shall be made solely to holders of Common Stock, the holders of shares of Series C Preferred Stock shall be entitled to receive out of funds legally available therefor, dividends at such times and in such amounts as to be received by holders of outstanding shares of Common Stock, pro rata based on the number of shares of Common Stock held by each, determined on an as-if-converted basis (assuming full conversion of all such Series C Preferred Stock). Such dividends shall not be cumulative. This Section 3(a) may not be amended without approval by a majority of the outstanding Common Stock voting separately as a class and without participation by, or any voting right of, the holders of Class C Preferred Stock under Section 4 hereof.

(b)  In the event of a dissolution, liquidation or winding-up of the Company pursuant to Section 5 hereof, all declared and unpaid dividends on the Series C Preferred Stock shall be payable on the date of payment of the preferential amount to the holders of Series C Preferred Stock. In the event of a voluntary conversion pursuant to Section 6(a) hereof, all declared and unpaid dividends on the Series C Preferred Stock being converted shall be payable on the Voluntary Conversion Date.

(c)  So long as any shares of Series C Preferred Stock are outstanding, except for the Warrant Distribution, the Company shall not declare, pay or set apart for payment any dividend or make any distribution on any Junior Stock, other than dividends or distributions payable in additional shares of Junior Stock for which an appropriate anti-dilution adjustment has been made and provided that the Company has at that time authorized a sufficient number of Conversion Common Stock, such that following such dividend or distribution and the corresponding anti-dilution adjustment all outstanding shares of Series C Preferred Stock may be converted into Conversion Common Stock.

For purposes hereof, unless the context otherwise requires, “distribution” shall mean the transfer of cash or property without consideration, whether by way of dividend or otherwise, payable other than in shares of Junior Stock of the Company, or the purchase of shares of the Company (other than repurchases of Common Stock held by current or former employees or consultants of the Company upon termination of their employment or services pursuant to agreements providing for such repurchase or upon the cashless exercise of options held by employees or consultants) for cash or property.

4.        Voting Rights.

(a)  Class Voting Rights. The Series C Preferred Stock shall have the following class voting rights (in addition to the voting rights set forth in Section 4(b) hereof). So long as any shares of Series C Preferred Stock remain outstanding, the Company shall not, without the affirmative vote or consent of the holders of at least a majority of the shares of Series C Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting, in which the holders of the Series C Preferred Stock vote separately as a class:

(i)  authorize, create, issue or increase the authorized or issued amount of any class or series of stock, including but not limited to the issuance of any more shares of Preferred Stock, ranking pari passu or senior to the Series C Preferred Stock, with respect to the distribution of assets on liquidation, dissolution or winding-up;

(ii)  amend, alter or repeal the provisions of the Series C Preferred Stock, whether by merger, consolidation or otherwise, so as to adversely affect any right, preference, privilege or voting power of the Series C Preferred Stock; or

(iii)  amend the Certificate of Incorporation or by-laws of the Company so as to affect materially and adversely any right, preference, privilege or voting power of the Series C Preferred Stock.

(b)  General Voting Rights. The holder of each share of Series C Preferred Stock shall be entitled to the number of votes equal to the number of shares of Conversion Common Stock into which such share of Series C Preferred Stock could be converted into per the Conversion Ratio in effect at that time, for purposes of determining the shares entitled to vote at any regular, annual or special meeting of stockholders of the Company, and shall have voting rights and powers equal to the voting rights and powers of the Common Stock (except as otherwise expressly provided herein or as required by law), voting together with the Common Stock as a single class and shall be entitled to notice of any stockholders’ meeting in accordance with the by-laws of the Company. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Series C Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward). Notwithstanding the foregoing, the holders of Series C Preferred Stock shall have no right to (x) vote on the Common Stock Authorization or any adjournment matter with respect thereto, or (y) take any action to postpone the vote on the Common Stock Authorization.

5.        Liquidation Preference.

(a)  In the event of the liquidation, dissolution or winding-up of the affairs of the Company, whether voluntary or involuntary, each holder of a share of Series C Preferred Stock then outstanding shall be entitled to receive, out of the assets of the Company available for distribution to its stockholders, an amount per share equal to, prior and in preference to any distribution to the holders of any Junior Stock, the greater of—

(i)  $100 per share of Series C Preferred Stock; or

(ii)  an amount equal to the amount such holder would receive if, immediately prior to such liquidation, dissolution or winding-up, such share of Series C Preferred Stock were converted into Conversion Common Stock pursuant to the Conversion Ratio in effect at that time (the “Liquidation Preference Amount”), plus any declared and unpaid dividends before any payment shall be made or any assets distributed to the holders of the Common Stock or any other Junior Stock. If the assets of the Company are not sufficient to pay in full the Liquidation Preference Amount plus any declared and unpaid dividends payable to the holders of outstanding shares of Series C Preferred Stock and any series of Preferred Stock or any other class of stock ranking pari passu, as to rights on liquidation, dissolution or winding-up, with the Series C Preferred Stock, then all of said assets will be distributed among the holders of the Series C Preferred Stock and the other classes of stock ranking pari passu with the Series C Preferred Stock, if any, ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. The liquidation payment with respect to each outstanding fractional share of Series C Preferred Stock shall be equal to a ratably proportionate amount of the liquidation payment with respect to each outstanding share of Series C Preferred Stock. All payments for which this Section 5(a) provides shall be in cash, property (valued at its fair market value as determined by an independent appraiser reasonably acceptable to the holders of a majority of the Series C Preferred Stock) or a combination thereof; provided, however, that no cash shall be paid to holders of Junior Stock unless each holder of the outstanding shares of Series C Preferred Stock has been paid in cash the full Liquidation Preference Amount plus any declared and unpaid dividends to which such holder is entitled as provided herein. After payment of the full Liquidation Preference Amount plus any declared and unpaid dividends to which each holder is entitled, such holders of shares of Series C Preferred Stock will not be entitled to any further participation as such in any distribution of the assets of the Company.

(b)  A consolidation or merger of the Company with or into any other corporation or corporations, or a sale of all or substantially all of the assets of the Company, or the effectuation by the Company of a transaction or series of related transactions in which more than fifty percent (50%) of the voting shares of the Company are disposed of or conveyed, shall not be deemed to be a liquidation, dissolution, or winding-up within the meaning of this Section 5. In the event of the merger or consolidation of the Company with or into another corporation, the Series C Preferred Stock shall maintain its relative powers, designations and preferences provided for herein and no merger shall result which is inconsistent therewith.

(c)  Written notice of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Company, stating a payment date and the place where the distributable amounts shall be payable, shall be given by mail, postage prepaid, no less than forty-five (45) days prior to the payment date stated therein, to the holders of record of the Series C Preferred Stock at their respective addresses as the same shall appear on the books of the Company.

6.        Conversion. Each holder of Series C Preferred Stock shall have the following conversion rights (the “Conversion Rights”):

(a)  Right to Convert. At any time on or after the filing by the Company with the Secretary of State of the State of Delaware of an amendment to the Certificate of Incorporation to increase the authorized Common Stock of the Company, or to authorize Substitute Common Stock, in an amount at least sufficient to effect the conversion of all authorized shares of Series C Preferred Stock into Common Stock or Substitute Common Stock, as the case may be (the “Filing Date”), the holder of any shares of Series C Preferred Stock may, at such holder’s option, elect to convert (a “Voluntary Conversion”) all or any portion of the shares of Series C Preferred Stock held by such person into a number of fully paid and nonassessable shares of Conversion Common Stock, at the conversion ratio of one (1) share of Series C Preferred Stock for 191.02612143 shares of Conversion Common Stock, as adjusted from time to time in accordance with the terms of this Certificate of Designation (the “Conversion Ratio”).

In the event of a liquidation, dissolution or winding-up of the Company, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Series C Preferred Stock.

(b)  Mechanics of Voluntary Conversion. The Voluntary Conversion of Series C Preferred Stock shall be conducted in the following manner:

(i)  Holder’s Delivery Requirements. To convert Series C Preferred Stock into full shares of Conversion Common Stock on any date (the “Voluntary Conversion Date”), the holder thereof shall (A) transmit by facsimile (or otherwise deliver), for receipt on or prior to 5:00 p.m., New York time on such date, a copy of a fully executed notice of conversion in the form attached hereto as Exhibit A (the “Conversion Notice”), to the Company at its principal executive offices, attention: corporate secretary (or other officer performing such similar function); and (B) (i) deliver to the Company as soon as practicable following such Voluntary Conversion Date, and in any event within five (5) business days, the original certificates representing the shares of Series C Preferred Stock being converted (or an indemnification undertaking with respect to such shares in the case of their loss, theft or destruction) (the “Preferred Stock Certificates”), or, (ii) if the shares of Series C Preferred Stock have been issued in book-entry form through the Depository Trust Company (“DTC”), instruct DTC to surrender to the Company the number of shares of Series C Preferred Stock specified in the Conversion Notice in accordance with DTC’s applicable practices and procedures.

(ii)  Company’s Response. Upon receipt by the Company of a duly completed Conversion Notice from any holder of Series C Preferred Stock, the Company shall (i) promptly deliver a confirmation of receipt of such Conversion Notice to such holder and (ii) within three (3) business days thereafter, (I) deposit, or cause the Company’s transfer agent (the “Transfer Agent”) to deposit, with a common carrier for delivery to the holder or its designee a certificate or certificates representing the number of shares of Conversion Common Stock into which the shares of Series C Preferred Stock specified in the Conversion Notice are then convertible or (II) if the Conversion Common Stock is then maintained in book-entry form through DTC, instruct DTC to transfer such number of shares of Conversion Common Stock via book-entry transfer to the account specified by such holder in the Conversion Notice, in accordance with DTC’s applicable practices and procedures. If the number of shares of Preferred Stock represented by any Preferred Stock Certificate(s) submitted for conversion is greater than the number of shares of Series C Preferred Stock being converted, then the Company shall, as soon as practicable and in no event later than three (3) business days after receipt of the Preferred Stock Certificate(s) and at the Company’s expense, issue and deliver to the holder a new Preferred Stock Certificate representing the number of shares of Series C Preferred Stock not converted.

(iii)  Dispute Resolution. In the case of a dispute as to the arithmetic calculation of the number of shares of Conversion Common Stock to be issued upon conversion, the Company shall cause its Transfer Agent to promptly issue to the holder the number of shares of Conversion Common Stock that is not disputed and shall submit the arithmetic calculations to the holder via facsimile as soon as possible, but in no event later than two (2) business days after receipt of such holder’s Conversion Notice. If such holder and the Company are unable to agree upon the arithmetic calculation of the number of shares of Conversion Common Stock to be issued upon such conversion within one (1) business day of such disputed arithmetic calculation being submitted to the holder, then the Company shall within one (1) business day submit the disputed arithmetic calculation of the number of shares of Conversion Common Stock to be issued upon such conversion to the Company’s independent, outside accountant, or if such firm is unable or unwilling to provide such service, another firm registered with the Public Company Accounting Oversight Board. The Company shall cause the accountant to perform the calculations and notify the Company and the holder of the results no later than seventy-two (72) hours from the time it receives the disputed calculations. Such accountant’s calculation shall be binding upon all parties absent manifest error. The reasonable expenses of such accountant in making such determination shall be paid by the Company, in the event the holder’s calculation was correct, or by the holder, in the event the Company’s calculation was correct, or equally by the Company and the holder in the event that neither the Company’s or the holder’s calculation was correct. The period of time in which the Company is required to effect conversions under this Certificate of Designation shall be tolled with respect to the subject conversion pending resolution of any dispute by the Company made in good faith and in accordance with this Section 6(b)(iii).

(iv)  Record Holder. The person or persons entitled to receive the shares of Conversion Common Stock issuable upon a conversion of the Series C Preferred Stock shall be treated for all purposes as the record holder or holders of such shares of Conversion Common Stock on the Conversion Date.

(v)  Buy-In Rights. In addition to any other rights available to the holders of Series C Preferred Stock, if the Company fails, or fails to cause its Transfer Agent to deliver the shares of Conversion Common Stock issuable upon conversion of the Series C Preferred Stock on or before three (3) business days of the Company’s receipt of an executed copy of the Conversion Notice (so long as the applicable shares of Series C Preferred Stock are received by the Company on or before such third business day), and if after such date the holder is required by its broker to purchase (in an open market transaction or otherwise) shares of Conversion Common Stock to deliver in satisfaction of a sale by the holder of the shares of Conversion Common Stock issuable upon conversion of Series C Preferred Stock which the holder anticipated receiving upon such conversion (a “Buy-In”), then the Company shall—

(1)  pay in cash to the holder the amount by which (x) the holder’s total purchase price (including brokerage commissions, if any) for the shares of Conversion Common Stock so purchased exceeds (y) the amount obtained by multiplying (A) the number of shares of Conversion Common Stock issuable upon conversion of Series C Preferred Stock that the Company was required to deliver to the holder in connection with the conversion at issue times (B) the price at which the sell order giving rise to such purchase obligation was executed, and

(2)  at the option of the holder, either reinstate the shares of Series C Preferred Stock and equivalent number of shares of Conversion Common Stock for which such conversion was not honored or deliver to the holder the number of shares of Conversion Common Stock that would have been issued had the Company timely complied with its conversion and delivery obligations hereunder.

For example, if the holder purchases Conversion Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of shares of Conversion Common Stock with an aggregate sale price giving rise to such purchase obligation of $10,000, under clause (1) of the immediately preceding sentence the Company shall be required to pay to the holder $1,000. The holder shall provide the Company written notice indicating the amounts payable to the holder in respect of the Buy-In, together with applicable confirmations and other evidence reasonably requested by the Company. Nothing herein shall limit a holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver certificates representing shares of Conversion Common Stock upon conversion of the Series C Preferred Stock as required pursuant to the terms hereof.

(c)  Mandatory Conversion.

(i)  All shares of Series C Preferred Stock shall automatically convert into fully paid and nonassessable shares of Conversion Common Stock, at the Conversion Ratio in effect at that time, upon the earlier of (x) the date that is thirty (30) days following the Filing Date, and (y) the date the Company consummates a Qualified Financing (the “Mandatory Conversion Date”); provided that the Filing Date shall have theretofore occurred. The Mandatory Conversion Date and any Voluntary Conversion Date collectively are referred to in this Certificate of Designation as the “Conversion Date.”

(ii)  On the Mandatory Conversion Date, the outstanding shares of Series C Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its Transfer Agent; provided, however, that the Company shall not be obligated to issue the shares of Conversion Common Stock issuable upon conversion of any shares of Series C Preferred Stock unless and until the holder thereof causes such shares of Series C Preferred Stock to be delivered to the Company or, in the case of shares represented by Preferred Stock Certificates that have been lost, stolen, or destroyed, the holder executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection therewith. The Company shall cause the delivery of the shares of Conversion Common Stock issuable upon such conversion in the manner set forth in Sections 6(b)(i) and (ii), within three (3) business days of the holder’s delivery to the Company of the applicable shares of Series C Preferred Stock.

(d)  Conversion Adjustment.

(i)  In the event the Company shall, at any time after the date of first issuance of any share of Series C Preferred Stock (the “Issuance Date”), declare or pay any dividend or make any distribution on Common Stock payable in shares of Common Stock, or effect a subdivision or split or a combination, consolidation or reverse split of the outstanding shares of Common Stock into a greater or lesser number of shares of Common Stock, then in each such case the Conversion Ratio shall be adjusted, so that the holder of any shares of Series C Preferred Stock shall be entitled to receive upon conversion thereof the number of shares of Conversion Common Stock or other securities or property that such holder would have owned or have been entitled to receive upon the happening of such event had such Series C Preferred Stock been converted immediately prior to the relevant record date or, if there is no such record date, the effective date of such event at the Conversion Ratio then in effect whether or not the Series C Preferred Stock is at the time convertible into Conversion Common Stock.

(ii)  Except for the Warrant Distribution and grants or awards made pursuant to the existing 2000 Stock and Grant Option Plan, the New Incentive Plan and the issuance, in each case, of shares of Common Stock upon exercise thereof, in the event the Company shall, at any time following the date of this Certificate of Designation and prior to the Filing Date, issue shares of Common Stock or Substitute Common Stock or any right, option, warrant, convertible security or other security exercisable, convertible or exchangeable, directly or indirectly, with or without consideration, into or for shares of Common Stock or Substitute Common Stock (“Equity Securities”), at an Issue Price that is less than the Conversion Price then in effect, then effective upon the occurrence of any such issuance, the Conversion Ratio shall be adjusted in accordance with the following formula:

R =	Ro x	Po x (No + NI)
(NI x I) + (No x Po)

where:

R =         the adjusted Conversion Ratio in effect immediately following such issuance.

Ro =        the Conversion Ratio in effect immediately prior to such issuance.

Po =        the Conversion Price in effect immediately prior to such issuance.

No =       the aggregate number of shares of Common Stock and Substitute Common Stock outstanding immediately prior to such issuance.

NI =        the aggregate number of shares of Common Stock and Substitute Common Stock issued or the maximum number of shares of Common Stock and Substitute Common Stock issuable, directly or indirectly, upon the exercise, conversion or exchange of the Equity Securities issued in such issuance.

I =          the Issue Price.

For example:

Assume that (1) the Company shall have outstanding one hundred thirty million (130,000,000) shares of Common Stock, including shares of Common Stock issuable upon conversion of all outstanding shares of Preferred Stock; (2) the Conversion Price is $[0.50] per share; and (3) the Company offers and sells thirty million (30,000,000) shares of Common Stock at a price of $0.25 per share. The Conversion Ratio would be adjusted as follows:

R = [1]	x	$0.50 x (130,000,000 + 30,000,000)
(30,000,000 x $0.25) + (130,000,000 x $0.50)

 =      1.103

With this new Conversion Ratio, the Conversion Price would be adjusted as follows:

P  =      $0.50  x       ([1]/1.103)

 =      $0.4533

Upon the expiration of the time for exercise, conversion or exchange of Equity Securities in respect of whose issuance adjustments were made pursuant to this subsection (ii), if any of such Equity Securities shall not have been exercised, converted or exchanged, then the Conversion Ratio and the Conversion Price shall be readjusted and shall thereafter be such as each would have been had each been originally adjusted as if (x) the only shares of Conversion Common Stock issuable upon exercise, conversion or exchange of such Equity Securities were the shares of Conversion Common Stock, if any, actually issued or sold upon the exercise, conversion or exchange thereof and (y) such shares of Conversion Common Stock so issued or sold, if any, were issuable for the consideration actually received by the Company upon such exercise, conversion or exchange plus the aggregate consideration, if any, actually received by the Company for the issuance, sale or grant of all such Equity Securities whether or not exercised, converted or exchanged.

For purposes of computing any adjustment pursuant to this subsection (ii), the number of outstanding shares of Common Stock and Substitute Common Stock shall include, without duplication, (I) all shares of Common Stock and Substitute Common Stock issuable upon conversion of shares of Preferred Stock that are at the time convertible into shares of Common Stock or Substitute Common Stock, and (II) all shares of Common Stock and Substitute Common Stock that are at the time issuable upon exercise, conversion or exchange of any Equity Securities in respect of whose issuance adjustments were previously made pursuant to this subsection (ii).

(iii)  The “Conversion Price” shall initially be $0.52348861 and shall be adjusted from time to time as provided in this subsection (iii). If the Conversion Ratio shall be adjusted pursuant to subsection (i) or subsection (ii) above, then in each such case, a corresponding adjustment shall be made to the Conversion Price in accordance with the following formula:

P =	Po X	Ro
R

where:

P =      the adjusted Conversion Price in effect immediately following such adjustment.

Po =     the Conversion Price in effect immediately prior to such adjustment.

Ro =     the Conversion Ratio in effect immediately prior to the adjustment.

R =      the Conversion Ratio in effect immediately following the adjustment.

(iv)  The provisions of this Section 6(e) shall be applied successively each time there shall occur any event for which an adjustment is required to be made pursuant to subsection (i) or subsection (ii) above.

(v)  Adjustments for Reorganization, Merger, Consolidation or Sales of Assets. If at any time or from time to time after the Issuance Date there shall be a capital reorganization of the Company (other than by way of dividends or distributions or a subdivision or stock split or a combination, combination, consolidation or reverse split on Conversion Common Stock provided for in Section 6(d)(i)), or a merger or consolidation of the Company with or into another corporation where the holders of outstanding voting securities prior to such merger or consolidation do not own over 50% of the outstanding voting securities of the merged or consolidated entity, immediately after such merger or consolidation, or the sale of all or substantially all of the Company’s properties or assets to any other person (an “Organic Change”), then as a part of such Organic Change an appropriate revision to the Conversion Ratio shall be made if necessary and provision shall be made if necessary (by adjustments of the Conversion Ratio or otherwise) so that the holder of each share of Series C Preferred Stock shall have the right thereafter to convert such share of Series C Preferred Stock into the kind and amount of shares of stock and other securities or property of the Company or any successor corporation resulting from such Organic Change. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 6(d)(v) with respect to the rights of the holders of the Series C Preferred Stock after the Organic Change to the end that the provisions of this Section 6(d)(v) (including any adjustment in the Conversion Ratio then in effect and the number of shares of stock or other securities deliverable upon conversion of the Series C Preferred Stock) shall be applied after that event in as nearly an equivalent manner as may be practicable.

(vi)  Certain Issues Excepted. Anything herein to the contrary notwithstanding, the Company shall not be required to make any adjustment to the Conversion Ratio upon (A) Conversion Common Stock or Equity Securities issued (other than for cash) in connection with a merger, acquisition, or consolidation; (B) Common Stock issued pursuant to the conversion or exercise of convertible or exercisable securities issued or outstanding on or prior to the Issuance Date; (C) Conversion Common Stock or Equity Securities issued in connection with bona fide strategic license agreements or other partnering arrangements so long as such issuances are not for the purpose of raising capital; (D) Common Stock issued or the issuance or grants of options to purchase Common Stock pursuant to (I) the Issuer’s stock option plans and employee stock purchase plans outstanding as they exist on the Issuance Date, or (II) the New Incentive Plan; (E) the Warrant Distribution and the issuance of shares of Common Stock upon exercise thereof; and (F) any Conversion Common Stock or Equity Securities issued in a Qualified Financing following the Filing Date.

(e)  No Impairment. The Company shall not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company.

(f)  Certificates as to Adjustments. Upon occurrence of each adjustment or readjustment of the Conversion Ratio or number of shares of Conversion Common Stock issuable upon conversion of the Series C Preferred Stock pursuant to this Section 6, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of such Series C Preferred Stock a certificate setting forth such adjustment and readjustment, showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon written request of the holder of such affected Series C Preferred Stock, at any time, furnish or cause to be furnished to such holder a like certificate setting forth such adjustments and readjustments, the Conversion Ratio in effect at the time, and the number of shares of Conversion Common Stock and the amount, if any, of other securities or property which at the time would be received upon the conversion of a share of such Series C Preferred Stock. Notwithstanding the foregoing, the Company shall not be obligated to deliver a certificate unless such certificate would reflect an increase or decrease of at least one percent of such adjusted amount.

(g)  Issue Taxes. The Company shall pay any and all issue and other taxes, excluding federal, state or local income taxes, that may be payable in respect of any issue or delivery of shares of Conversion Common Stock on conversion of shares of Series C Preferred Stock pursuant hereto; provided, however, that the Company shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

(h)  Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile or three (3) business days following being mailed by certified or registered mail, postage prepaid, return-receipt requested, addressed to the holder of record at its address appearing on the books of the Company. The Company will give written notice to each holder of Series C Preferred Stock at least twenty (20) days prior to the date on which the Company closes its books or takes a record (i) with respect to any dividend or distribution upon the Conversion Common Stock, (ii) with respect to any pro rata subscription offer to holders of Conversion Common Stock or (iii) for determining rights to vote with respect to any Organic Change, dissolution, liquidation or winding-up and in no event shall such notice be provided to such holder prior to such information being made known to the public. The Company will also give written notice to each holder of Series C Preferred Stock at least twenty (20) days prior to the date on which any Organic Change, dissolution, liquidation or winding-up will take place, but in no event shall such notice be provided to such holder prior to such information being made known to the public.

(i)  Fractional Shares. No fractional shares of Conversion Common Stock shall be issued upon conversion of the Series C Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall round the number of shares to be issued upon conversion up to the nearest whole number of shares if such fraction is above 0.49 of a share and down if lower.

(j)  Reservation of Common Stock Prior to the Filing Date.

(i)  Stockholder Approval.

(1)  As promptly as practicable following the Issuance Date, the Company shall use reasonable best efforts to obtain the approval of the holders of the Company’s Common Stock of an amendment to the Company’s Certificate of Incorporation (the “Common Stock Authorization”) to authorize for issuance under the Company’s Certificate of Incorporation a sufficient number of shares of Common Stock in order that all authorized shares of Series C Preferred Stock may be converted into Common Stock at the Conversion Ratio then in effect, after taking account of all shares of Common Stock then outstanding and all shares of Common Stock reserved for issuance, or that should have been reserved for issuance, in respect of all options, warrants, convertible securities or other rights to acquire Common Stock then outstanding. Without limitation, the Company shall (i) cause its Board of Directors to approve and submit to the holders of the outstanding Common Stock, as a class, for approval an amendment to the Certificate of Incorporation providing for the requisite increase in the number of shares of Common Stock authorized for issuance thereunder, (ii) if not previously filed, promptly, but in no event later than five (5) business days following the Issuance Date, file preliminary proxy materials for purposes of obtaining the Common Stock Authorization (the “Authorization Proxy Materials”) with the Securities and Exchange Commission (“SEC”) and use reasonable best efforts as promptly as reasonably practicable to resolve the comments of the staff of the SEC with respect to the Authorization Proxy Materials, (iii) call a meeting of the holders of Common Stock for the purpose of obtaining such approval and solicit and use reasonable best efforts to obtain proxies in support of such approval and (iv) take such other actions as the Board of Directors determine are reasonably necessary or appropriate for such purposes.

(2)  In the event that the Common Stock Authorization has not been obtained on or before the later of (x) April 5, 2007 and (y) forty five (45) days after the date on which the staff of the SEC has indicated that it has no further comments on the Authorization Proxy Materials (the “Trigger Date”), then, on the next business day and on the last day of each successive seven (7) calendar day period thereafter, for so long as the Common Stock Authorization has not been obtained, the Conversion Ratio shall be increased by one percent (1%) of the Conversion Ratio in effect on the Trigger Date, up to a maximum of fifty (50) such increases; provided that if the Conversion Ratio shall be adjusted, on one or more occasions, subsequent to Trigger Date pursuant to any of the provisions of Section 6(d), then, from and after the date of any such adjustment, the increase in the Conversion Ratio provided in this Section shall equal one percent (1%) of the Conversion Ratio in effect on Trigger Date as so adjusted or successively adjusted. Notwithstanding such increase, the holders of the Series C Preferred Stock shall have any other remedy available to them at law or in equity for the failure of the Company to comply with its obligations under Section 8.

If the Conversion Ratio shall be adjusted pursuant to this Section, then in each such case, a corresponding adjustment shall be made to the Conversion Price in accordance with the formula set forth in Section 6(e)(iii).

For example, if the Trigger Date is April 5, 2007 and if the Conversion Ratio in effect on April 5, 2007 shall be 100 shares of Common Stock for each share of Series C Preferred Stock, then (I) if the Common Stock Authorization shall not be obtained on or before April 5, 2007, then on April 6, 2007, the Conversion Ratio shall increase to 101 shares of Common Stock for each share of Series C Preferred Stock; (II) if thereafter the Common Stock Authorization shall not have been obtained on or before April 12, 2007, the Conversion Ratio shall increase on April 13, 2007 to 102 shares of Common Stock for share of Series C Preferred Stock; (III) if thereafter there shall occur a split of the Common Stock in a ratio of two shares of Common Stock for each share of Common Stock outstanding such that the Conversion Ratio shall increase to 204 shares of Common Stock for each share of Series C Preferred Stock, and the Common Stock Authorization shall not have been obtained on or before April 19, 2007, the Conversion Ratio shall increase on April 20, 2007 to 206 shares of Common Stock for share of Series C Preferred Stock; and (IV) if the Common Stock Authorization shall thereafter be obtained on or before April 26, 2007, the Conversion Ratio shall cease to increase under this Section 6(j).

(3)  If the Common Stock Authorization shall not have been obtained on or before the Trigger Date, then, at any time thereafter, and for so long as the Common Stock Authorization shall not have been obtained, at the request of the holders of a majority of the shares of Series C Preferred Stock then outstanding, the Company shall use reasonable best efforts, as promptly as practicable, to obtain the authorization for issuance under applicable law (the “Substitute Common Stock Authorization”) of a sufficient number of shares of Substitute Common Stock in order that all authorized shares of Series C Preferred Stock may be converted into Substitute Common Stock at the Conversion Ratio then in effect. Without limitation, the Company shall (i) cause its Board of Directors to approve and submit the holders of the shares of capital stock of the Company, including the Series C Preferred Stock, outstanding and entitled to vote generally (“Voting Stock”) an amendment to the Certificate of Incorporation providing for the authorization of a new class of Substitute Common Stock, (ii) promptly file preliminary proxy materials for purposes of obtaining the Substitute Common Stock Authorization with the SEC and use best efforts as promptly as practicable to resolve the comments of the staff of the SEC with respect to such proxy materials, (iii) call a meeting of the holders of all of Voting Stock for the purpose of obtaining such approval and solicit and use reasonable best efforts to obtain proxies in support of such approval, and (iv) take such other actions as the Board of Directors determine are necessary or appropriate for such purposes.

(k)  Reservation of Common Stock Following the Filing Date. Following the Filing Date, the Company shall, so long as any shares of Series C Preferred Stock are outstanding, reserve and keep available out of its authorized Conversion Common Stock, solely for the purpose of effecting the conversion of the Series C Preferred Stock, an amount of Conversion Common Stock at least sufficient to effect the conversion of all outstanding shares of Series C Preferred Stock into Conversion Common Stock.

(l)  Regulatory Compliance. If any shares of Conversion Common Stock to be reserved for the purpose of conversion of Series C Preferred Stock require registration or listing with or approval of any governmental authority, stock exchange or other regulatory body under any federal or state law or regulation or otherwise before such shares may be validly issued or delivered upon conversion, the Company shall, at its sole cost and expense, in good faith and as expeditiously as reasonably possible, endeavor to secure such registration, listing or approval, as the case may be.

7.        Lost or Stolen Certificates. Upon receipt by the Company of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of any Preferred Stock Certificates, and, in the case of loss, theft or destruction, of any indemnification undertaking by the holder to the Company and, in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the Company shall execute and deliver new preferred stock certificate(s) of like tenor and date; provided, however, the Company shall not be obligated to re-issue Preferred Stock Certificates if the holder contemporaneously requests the Company to convert such shares of Series C Preferred Stock into Conversion Common Stock.

8.        Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Certificate of Designation shall be cumulative and in addition to all other remedies available under this Certificate of Designation, at law or in equity (including a decree of specific performance and/or other injunctive relief), no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing herein shall limit a holder’s right to pursue actual damages for any failure by the Company to comply with the terms of this Certificate of Designation. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the holder thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the holders of the Series C Preferred Stock and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the holders of the Series C Preferred Stock shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

9.        Action by Written Consent.  Any action required or permitted to be taken at any meeting by the holders of Series C Preferred Stock separately as a class may be taken without a meeting, if a consent in writing setting forth the action so taken is signed by the holders of a majority of the outstanding Series C Preferred Stock.

10.       Specific Shall Not Limit General; Construction. No specific provision contained in this Certificate of Designation shall limit or modify any more general provision contained herein. This Certificate of Designation shall be deemed to be jointly drafted by the Company and all initial purchasers of the Series C Preferred Stock and shall not be construed against any person as the drafter hereof.

11.  Failure or Indulgence Not Waiver. No failure or delay on the part of a holder of Series C Preferred Stock in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

12.       Rounding of Numbers. Calculations made herein, and numbers used in connection with such calculations shall be rounded as follows: (i) share numbers and Conversion Ratios shall be rounded to the nearest sixth decimal place, and (ii) dollar values, including the Conversion Price, shall be rounded to the nearest eighth decimal place.

IN WITNESS WHEREOF, the undersigned has executed and subscribed this Certificate and does affirm the foregoing as true this 15th day of March, 2007.

DOV PHARMACEUTICAL, INC.

By:	/s/ Barbara Duncan
Name: Barbara Duncan
Title: Chief Executive Officer

EXHIBIT A

DOV PHARMACEUTICAL, INC.

CONVERSION NOTICE

Reference is made to the Certificate of Designation of the Relative Rights and Preferences of the Series C Preferred Stock of DOV Pharmaceutical, Inc. (the “Certificate of Designation”). In accordance with and pursuant to the Certificate of Designation, the undersigned hereby elects to convert the number of shares of Series C Preferred Stock, par value $1.00 per share (the “Preferred Shares”), of DOV Pharmaceutical, Inc., a Delaware corporation (the “Company”), indicated below into shares of Common Stock, par value $0.0001 per share or any substitute therefore (the “Conversion Common Stock”), of the Company, by tendering the stock certificate(s) representing the share(s) of Preferred Shares specified below as of the date specified below.

Date of Conversion:  ________________________________

Number of Preferred Shares to be converted:  ________________________________

Stock certificate no(s). of Preferred Shares to be converted: _______________________

For Shares of Conversion Common Stock to be Issued in Certificated Form:

Please issue the Conversion Common Stock into which the Preferred Shares are being converted and, if applicable, any check drawn on an account of the Company in the following name and to the following address:

Name: ______________________________
Address:  ____________________________
  ____________________________

Tax ID : ____________________________

For Shares of Conversion Common Stock to be Issued in Book-Entry Form:

Please issue the Conversion Common Stock into which the Preferred Shares are being converted and, if applicable, any amount drawn on an account of the Company to the following account at the Depository Trust Company:

DTC Account Name: ______________________
DTC Account Number: ____________________

(Signatures Follow)

DOV PHARMACEUTICAL, INC.

CONVERSION NOTICE

Authorization:

Holder: _____________________________

By: ________________________________
(Signature)
Name: ______________________________
Title: _______________________________

Dated: _____, 200_
Signature Guaranty:

(To be completed if shares of Conversion Common Stock are to be issued in a name or delivered to an address or an account number that is different from the name and address in which the Preferred Shares are held or in an account that differs from the account in which the Preferred Shares are held.)

Authorized Signature: _______________________________________________________________________________

Name: ___________________________________________________________________________________________

Name of Firm: _____________________________________________________________________________________

Title: _____________________________________________________________________________________________

Address: __________________________________________________________________________________________

Area Code and Telephone Number: _____________________________________________________________________

Dated: ____________________________________________________________________________________________